Exhibit 99.1

PRESS RELEASE

OGLEBAY NORTON REPORTS FIRST QUARTER 2003 RESULTS

CLEVELAND, OH—April 30, 2003—Oglebay Norton Company (NASDAQ: OGLE) reported its results for the first quarter ending March 31, 2003. Results for the quarter include:

•	Revenues for the quarter were $62.9 million compared to $62.4 million in the year- earlier period.

•	Operating loss for the quarter was $2.2 million compared to operating income of $1.5 million in the first quarter of 2002.

•	Net loss for the quarter was $10.2 million, or $2.00 per diluted share, compared to a net loss of $5.5 million, or $1.09 per diluted share, for the first quarter last year.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $3.2 million compared to $6.2 million in the first quarter 2002 (see attached financials for GAAP reconciliation).

•	As previously announced on April 21, 2003, the Company’s syndicated bank group granted a waiver of financial covenants through June 15, 2003 and granted access to $4 million of committed but reserved funds, in anticipation of the Company’s first quarter results.

Oglebay Norton President and Chief Executive Officer Michael D. Lundin said, “Severe weather conditions late in the quarter caused lower than expected contributions from our Great Lakes Minerals segment and increased costs for our Global Stone segment. Demand for our Performance Minerals segment’s fracturing sands continued to decline. Retiree-related expenses continued to increase. These factors, which had a negative impact on EBITDA for the quarter, combined with our lower than expected fourth quarter performance caused EBITDA for the trailing twelve months to fall below the covenant requirements for our senior bank debt.

“Anticipating that our results would be weaker than expected and that we potentially could have liquidity issues and/or other covenant violations, we proactively approached our bank group and secured a 60-day waiver of our covenants and access to $4 million of the $7.5 million reserved funds,” Lundin added.

Segment Reports

The Great Lakes Minerals segment’s revenues for the quarter increased to $4.2 million from $2.3 million in the first quarter 2002. The increase in revenue is primarily related to the acquisition of Erie Sand and Gravel during the quarter and the return of iron ore pellet shuttle business, which was absent in last year’s first quarter. Operating loss for the quarter increased to $2.1 million compared to an operating loss of $1.7 million for the same period in 2002. The increase in operating loss is primarily due to the seasonal nature of Erie Sand and Gravel’s operations, where production output during the first quarter is similar to those of the other Great Lakes Minerals operations.

The Global Stone segment’s revenues for the quarter were $40.3 million, up from $39.1 million in the 2002 first quarter. The increase in revenue is primarily attributable to improved demand for lime and roofing fillers. These gains were partially offset by continued softness in demand for fillers in the carpet and flooring markets. Operating margins decreased to 7.0% for the quarter compared with 9.0% in last year’s first quarter. The decline was primarily due to higher energy costs and weather-related operating inefficiencies and delays. Operating income for the quarter was $2.8 million compared to $3.5 million in last year’s first quarter.

The Performance Minerals segment’s revenues for the quarter were $18.4 million compared to $20.9 million in the same period last year. The decline in revenue is primarily the result of reduced demand for fracturing sands caused by a decline in oilfield activity and reduced demand for industrial sands in the building materials market. Operating margins were 8.7% for the quarter compared to 12.7% in the year-earlier period, primarily as a result of lower production volumes. Operating income for the quarter was $1.6 million compared to $2.6 million in last year’s first quarter.

Lundin continued: “While our Great Lakes Minerals segment’s fleet revenues improved year-over-year, the delayed start to the shipping season had a negative impact on the segment’s profitability for the quarter. Flooding at two of our Global Stone operations resulted in greater production inefficiencies, increased fuel costs and lost production days, which also reduced the segment’s margins for the quarter. Demand for our Performance Minerals segment’s frac sands continued to decline, causing decreased production volumes and margin erosion for the segment.”

Outlook

“We are not counting on a reviving economy to lift us in 2003,” said Lundin. “The indicators we have studied do not point to any significant recovery in the general economy through the balance of 2003. Furthermore, we expect fuel and energy prices to be volatile, and we do not see any relief from rising costs for healthcare and retiree benefits.

“Consequently, we are taking actions to focus on the fundamentals and build upon what we were able to accomplish in 2002. We are moving forward with a disciplined approach in addressing our cash flow and liquidity challenges. We are exploring any and all strategic alternatives to help achieve a permanent reduction in debt.

“As a management team, we are committed to doing everything within our power to reduce our debt and improve our liquidity while we continue to focus on the fundamentals of running this business and returning the company to profitability,” Lundin concluded.

Oglebay Norton uses non-GAAP measures, such as net income, as adjusted; fully diluted earnings per share, as adjusted; and earnings before interest, taxes, depreciation and amortization, as adjusted. Oglebay Norton’s management believes that the presentation of these measures provides useful information to investors. Among other things, these measures may assist investors in evaluating the Company’s operations, period over period. The measures exclude such items as accounting changes, reserves, restructuring charges or other expenses that might be considered by some investors as unusual for the period. Management uses these measures internally for evaluation of the performance of the business, including allocation of resources and evaluation of results relative to employee performance compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Oglebay Norton Company, a Cleveland, Ohio-based company, provides essential minerals and aggregates to a broad range of markets, from building materials and home improvement to the environmental, energy and metallurgical industries. Building on a 150-year heritage, our vision is to be the best company in the industrial minerals industry. The company’s website is located at www.oglebaynorton.com.

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Certain statements contained in this release are “forward-looking” in that they reflect management’s expectations and beliefs regarding the future performance of the Company and its operating segments. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements. Weather, particularly in the Great Lakes region, water levels, energy, fuel and oil prices, steel production, changes in the demand for the company’s products due to changes in technology, Great Lakes and Mid-Atlantic construction activity, the California economy and population growth rates in the Southwestern United States, the outcome of negotiations of labor agreements, the loss or bankruptcy of major customers or insurers, changes in environmental law, and changes in asbestos or silica product liability litigation filed in the United States and determinations by a court or jury against the Company’s interest all can impact revenues and earnings. Some of our customers have filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. We do not expect that these reorganizations will have a material impact on the company’s financial condition. Please refer to the Company’s current and subsequent SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31
	2003	2002
(000's, except per share amounts)

NET SALES AND OPERATING REVENUES	$62,884	$62,355

COST AND EXPENSES
Cost of goods sold and operating expenses	49,544	47,306
Depreciation, depletion, amortization and accretion	5,473	4,717
General, administrative and selling expenses	10,075	8,791

	65,092	60,814

OPERATING (LOSS) INCOME	(2,208)	1,541

Gain on disposition of assets	63	134
Interest expense	(13,281)	(10,072)
Other expense, net	(136)	(154)

LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(15,562)	(8,551)
INCOME TAX BENEFIT	(6,791)	(3,078)

LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(8,771)	(5,473)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR ASSET
RETIREMENT OBLIGATIONS (net of tax benefit of $889)	(1,391)	—

NET LOSS	$(10,162)	$(5,473)

PER SHARE AMOUNTS—BASIC AND ASSUMING DILUTION:
Loss before cumulative effect of accounting change	$(1.73)	$(1.09)
Cumulative effect of accounting change for asset retirement obligations (net of tax benefit of $0.18)	(0.27)	—

Net loss	$(2.00)	$(1.09)

EBITDA	$3,170	$6,213

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

	March 31	December 31
	2003	2002
(000's)

ASSETS
Current assets	$122,865	$123,316

Property and equipment, net	446,822	437,258
Prepaid pension costs	37,143	37,695
Other assets	92,513	89,198

	$699,343	$687,467

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt*	$248,599	$2,343
Other current liabilities	56,338	66,571

Current liabilities	304,937	68,914

Long-term debt	178,713	393,005
Postretirement benefit obligations	48,605	47,808
Deferred income taxes	20,564	26,769
Other long-term liabilities	39,365	35,470

Stockholders' equity	107,159	115,501

	$699,343	$687,467

* At March 31, 2003, includes the Company's Syndicated Term Loan, Senior Credit Facility and Vessel Term loan which were not in compliance with certain financial-based restrictive covenants at their March 31, 2003 measurement date. The Company has received a waiver through June 15, 2003 from its banking group for these violations.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31
	2003	2002
(000's)

NET CASH USED FOR OPERATING ACTIVITIES	$(15,057)	$(15,658)

INVESTING ACTIVITIES
Capital expenditures	(6,335)	(5,851)
Acquisition of Erie Sand and Gravel Company	(6,831)	—
Proceeds from the disposition of assets	123	—

NET CASH USED FOR INVESTING ACTIVITIES	(13,043)	(5,851)

FINANCING ACTIVITIES
Net additions of long-term debt	27,516	19,230
Financing costs	(172)	(28)

NET CASH PROVIDED BY FINANCING ACTIVITIES	27,344	19,202

Decrease in cash and cash equivalents	(756)	(2,307)
Cash and cash equivalents, January 1	756	2,307

CASH AND CASH EQUIVALENTS, March 31	$—	$—

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONDENSED SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended March 31
	2003	2002
(000's)

NET SALES AND OPERATING REVENUES

Great Lakes Minerals	$4,203	$2,343
Global Stone	40,307	39,109
Performance Minerals	18,374	20,903

TOTAL NET SALES AND OPERATING REVENUES	$62,884	$62,355

OPERATING (LOSS) INCOME

Great Lakes Minerals	$(2,063)	$(1,653)
Global Stone	2,814	3,492
Performance Minerals	1,603	2,649

SEGMENT OPERATING INCOME	2,354	4,488

Corporate and Other	(4,562)	(2,947)

TOTAL OPERATING (LOSS) INCOME	$(2,208)	$1,541

EBITDA

Great Lakes Minerals	$(1,809)	$(1,611)
Global Stone	6,138	6,645
Performance Minerals	3,389	4,286

SEGMENT EBITDA	7,718	9,320

Corporate and Other	(4,548)	(3,107)

TOTAL EBITDA	$3,170	$6,213

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

RECONCILIATION OF OPERATING (LOSS) INCOME TO EBITDA (UNAUDITED)

EBITDA is presented in the Condensed Consolidated Statement of Operations (Unaudited) and the Condensed Segment Information (Unaudited) to provide additional information and is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP). Management believes that EBITDA information is useful to the readers of its financial statements because it is a primary measure used by its banking group to assess the performance of the Company and to set covenant levels. A reconciliation of operating (loss) income, the most directly comparable GAAP-based measure of financial performance, to EBITDA follows:

	Three Months Ended March 31, 2003
	Great Lakes Minerals	Global Stone	Performance Minerals	Corporate and Other	Consolidated
(000's)

Operating (loss) income	$(2,063)	$2,814	$1,603	$(4,562)	$(2,208)
Depreciation, depletion, amortization and accretion	228	3,350	1,786	109	5,473
Gain (loss) on disposition of assets	26	(26)		63	63
Other expense, net				(136)	(136)
Non-cash mark-to-market income of interest rate swaps, included in other expense				(22)	(22)

EBITDA	$(1,809)	$6,138	$3,389	$(4,548)	$3,170

	Three Months Ended March 31, 2002
	Great Lakes Minerals	Global Stone	Performance Minerals	Corporate and Other	Consolidated
(000's)

Operating (loss) income	$(1,653)	$3,492	$2,649	$(2,947)	$1,541
Depreciation, depletion, amortization and accretion	46	3,018	1,634	19	4,717
(Loss) gain on disposition of assets	(4)	135	3		134
Other expense, net				(154)	(154)
Non-cash mark-to-market income of interest rate swaps, included in other expense				(25)	(25)

EBITDA	$(1,611)	$6,645	$4,286	$(3,107)	$6,213

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